Exhibit 99.1

Suntron Corporation Reports First Quarter 2005 Results

PHOENIX, AZ — May 12, 2005- Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported revenue and operating results for the first quarter of 2005. The Company reported net sales of $82.7 million and a net loss of $6.2 million (a loss of $0.23 per share). These results include $0.4 million of restructuring charges related to severance, retention and lease exit costs.

Net sales for the first quarter of 2005 were $82.7 million, an 18% decrease from the $100.7 million reported in the first quarter of 2004. Sequentially, first quarter net sales decreased $33.1 million, or 29%, from $115.8 million reported in the fourth quarter of 2004. The decline in net sales for the first quarter of 2005 compared with the first quarter of 2004 was primarily due to the loss of Applied Materials as a customer, partially offset by an increase in demand from other customers in the semiconductor capital equipment sector.

Gross profit for the first quarter of 2005 was $0.5 million (0.6% of net sales), a decrease of $2.5 million as compared to $3.0 million for the first quarter of 2004 (3.0% of net sales). The gross profit results in the first quarter of 2004 and 2005 include $0.1 million and $0.4 million of restructuring charges, respectively, related to severance, retention, and lease exit costs. Sequentially, first quarter of 2005 gross profit decreased $6.0 million from the $6.5 million reported in the fourth quarter of 2004. The gross profit in the fourth quarter of 2004 included $0.1 million of restructuring charges. The decrease in gross profit in the first quarter of 2005 is primarily attributable to the inability to reduce fixed costs in proportion to the decline in net sales.

Selling, general and administrative expense (SG&A) was $5.6 million in both the first quarter of 2004 and the first quarter of 2005. However, SG&A increased as a percentage of net sales from approximately 5.6% in both the first and fourth quarters of 2004 to 6.8% in the first quarter of 2005. While SG&A declined by $1.0 million compared to the fourth quarter of 2004, administrative overhead did not decline in proportion to the decrease in net sales in the first quarter of 2005.

Operating loss for the first quarter of 2005 was $5.4 million, an increase of $1.9 million as compared to an operating loss of $3.5 million for the first quarter of 2004. Sequentially, the operating loss for the first quarter of 2005 increased by $5.0 million from the $0.4 million loss reported in the fourth quarter of 2004. The increase in operating loss was primarily due to the same factors that negatively impacted gross profit.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2005 was negative $3.0 million, as compared to EBITDA of positive $0.4 million for the first quarter of 2004. Sequentially, first quarter of 2005 EBITDA decreased by $5.0 million from the positive $2.0 million reported in the fourth quarter of 2004. The factors negatively impacting gross profit were also primarily responsible for the reduction of EBITDA compared to the prior year.

Net loss for the first quarter of 2005 was $6.2 million, an increase of $1.9 million as compared to a net loss of $4.3 million for the first quarter of 2004. The increase in net loss was primarily attributable to the lower gross profit discussed previously.

Basic and diluted loss per share (EPS) for the first quarter of 2005 was a loss of $0.23 per share, as compared to a loss of $0.16 per share for the first quarter of 2004. Sequentially, first quarter of 2005 EPS decreased by $0.18 per share from the $0.05 loss per share reported in the fourth quarter of 2004.

Cash flow from operating activities for the first quarter of 2005 was positive $5.4 million, an improvement of $18.7 million as compared to $13.3 million of negative operating cash flow recognized in the first quarter last year. Sequentially, cash flow from operating activities improved $0.3 million as compared to the fourth quarter of 2004. The primary reason for the improvement in operating cash flow in the first quarter of 2005 was a decrease in working capital requirements associated with lower net sales. At April 3, 2005, the Company had debt outstanding of $54.9 million as compared to $59.1 million at December 31, 2004.

Looking forward to the second quarter, the Company stated that preliminary sales forecasts indicate that net sales for the second quarter of 2005 will not exceed net sales for the first quarter of 2005. The Company also stated that it expects to have positive cash flow from operations in the second quarter.

About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in printed circuit card assembly, cable and harness production, product design, engineering services, and full systems integration and test. The Company has approximately 1,850 employees and contract workers.

Income Statement Summary
(In Thousands, Except Per Share Amounts)

	Q1	Q4	Q1
	2004	2004	2005
Net Sales	$100,671	$115,794	$82,736
Gross Profit	2,973	6,524	472
SG&A Expense	5,609	6,596	5,618
Operating Loss	(3,456)	(363)	(5,360)
Net Loss	(4,279)	(1,299)	(6,189)
Net Loss Per Common Share	(0.16)	(0.05)	(0.23)

Selected Financial Data
(In Thousands)

	Q1	Q4	Q1
	2004	2004	2005
EBITDA	$378	$1,965	$(2,983)
Cash Flow Provided (Used) by Operating Activities	(13,327)	5,067	5,419
Restructuring Charges:
Included in Cost of Goods Sold	(87)	(129)	(381)
Other	(632)	(104)	(26)
Working Capital (End of Period)	61,521	17,153	14,198

Net Sales by Industry Sector

	Q1	Q4	Q1
	2004	2004	2005
Semiconductor Capital Equipment	38%	37%	24%
Aerospace and Defense	26%	23%	32%
Industrial	23%	27%	24%
Medical	5%	3%	6%
Networking/Telecom	8%	10%	14%

Total	100%	100%	100%

The primary measure of our operating performance is net income (loss). However, the Company’s lenders and many investment analysts believe that other measures of operating performance are relevant. One of these alternative measures is Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Management emphasizes that EBITDA is a non-GAAP measurement that excludes many significant items that are also important to understanding and assessing Suntron’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. In order to illustrate our EBITDA calculations, we have provided the details of the calculation as follows:

Calculation of EBITDA
(In Thousands)

	Q1	Q4	Q1
	2004	2004	2005
Net Loss	$(4,279)	$(1,299)	$(6,189)
Interest Expense	849	1,045	1,090
Income Tax Expense	—	—	—
Depreciation and Amortization	3,808	2,219	2,116

EBITDA	$378	$1,965	$(2,983)

Balance Sheet Summary
(In Thousands)

	Q1	Q4	Q1
	2004	2004	2005
Cash and Equivalents	$20	$14	$23
Trade Receivables, Net	50,654	50,435	46,929
Inventories, Net	76,235	79,202	69,082
Other Current Assets	1,688	1,122	2,445
Property, Plant & Equipment, Net	40,244	35,388	32,181
Goodwill	9,638	10,915	10,918
Other Assets	2,106	3,033	2,941

Total Assets	$180,585	$180,109	$164,519

	Q1	Q4	Q1
	2004	2004	2005
Accounts Payable	$50,781	$35,757	$30,179
Accrued Liabilities	12,626	14,441	15,541
Outstanding Checks in Excess of Cash	3,669	4,294	3,700
Bank Debt	46,740	59,128	54,861
Other Long-term Liabilities	1,010	675	551
Stockholders’ Equity	65,759	65,814	59,687

Total Liabilities and Stockholders’ Equity	$180,585	$180,109	$164,519

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the semiconductor and aerospace segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and maintain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the risks inherent with predicting cash flows, revenue and earnings outcomes as well as other factors identified as “Factors That May Affect Future Results” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.

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Suntron Contacts:	Paul Singh	Peter Harper
	President and CEO	Chief Financial Officer

Luke Schroeder or
Jaimie Campos
ir@suntroncorp.com
202-371-0150